OMB APPROVAL

UNITED STATES SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response 28.0
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 13, 2005 (October 7, 2005)

Myogen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50438	84-1348020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 West 103rd Avenue, Suite 102
Westminster, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (303) 410-6666

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Material Definitive Agreement.
Item 8.01 Other Events.
SIGNATURE

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Material Definitive Agreement.
Item 8.01 Other Events.
On October 7, 2005, Myogen, Inc., a Delaware corporation (the “Company” or “we”), executed a Strategic Alliance Agreement (the “Strategic Alliance Agreement”) with ARCA Discovery, Inc.(“ARCA”), a pharmacogenomic drug development and discovery company in the field of cardiovascular disease formed by Dr. Michael Bristow, the Company’s founder and Chief Scientific and Medical Officer. The Strategic Alliance Agreement will become effective if and when ARCA completes certain fundraising milestones.
In connection with the execution of the Strategic Alliance Agreement, the Company agreed to the terms of an amended and restated employment agreement (“Employment Agreement”) with Dr. Bristow. The Employment Agreement will be executed by the Company and Dr. Bristow if and when the Strategic Alliance Agreement becomes effective and will amend and supersede all prior agreements with respect to employment between the Company and Dr. Bristow. The Employment Agreement will permit Dr. Bristow to proceed with his involvement in ARCA’s proposed business activities subject to the terms of the Strategic Alliance Agreement, including the non-competition and right of first negotiation provisions described below.
In addition, if the Employment Agreement becomes effective, Dr. Bristow will resign as the Company’s Chief Scientific and Medical Officer and will be appointed Founder and Scientific Advisor to the Company. Dr. Bristow will continue to earn an annual salary of $100,000, which amount may be adjusted periodically in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors, and he must devote a minimum of 4 hours per week to the Company (as opposed to the 8 hours per week he is currently required to devote to the Company). The Employment Agreement provides that Dr. Bristow’s employment with the Company will be at-will and may be altered or terminated by either Dr. Bristow or the Company at any time and Dr. Bristow will not be entitled to any severance payments upon termination of his employment with the Company. Dr. Bristow is entitled to certain severance payments under his current employment agreement with the Company. Dr. Bristow will continue to serve on the Company’s Board of Directors.
If the Strategic Alliance Agreement becomes effective, the Company will receive an equity interest in ARCA and a right of first negotiation with respect to certain development compounds or targets identified by ARCA and ARCA will receive certain exclusive and non-exclusive licenses to research and development intellectual property not currently being utilized by the Company. Additionally, if the Strategic Alliance Agreement becomes effective, ARCA and its affiliates will be prohibited from engaging in any research, development, promotion or commercialization activities relating to: (i) certain targets the Company has identified, (ii) the diagnosis, treatment or prevention of hypertension (including resistant and pulmonary hypertension, but not including the use of a beta-blocker for hypertension) or renal disease, or (iii) any product which is a positive inotrope or PDE-3 inhibitor intended for therapeutic use or used in the diagnosis, treatment, management or prevention of heart failure, in each case for certain specified periods extending from the effective date of the Strategic Alliance Agreement.
In conjunction with Dr. Bristow’s appointment and the Employment Agreement, Dr. Bristow also will acknowledge his obligations under the Employee Proprietary Information and Inventions Agreement between Dr. Bristow and the Company and, at the effectiveness of the Strategic Alliance Agreement, will enter into a new Employee Proprietary Information and Inventions Agreement which will reflect exclusions to the non-competition restrictions and invention assignment provisions for certain activities related to ARCA and its products, services and business activities.
The employment agreement will be filed as an exhibit to the Form 10-Q or Form 10-K for the corresponding period during which it is executed.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated October 13, 2005

MYOGEN, INC.
By:	/s/ J. William Freytag
J. William Freytag
Its:	President and Chief Executive Officer